Exhibit 99.1

CONTACT:	MICHAEL SHRINER, PRESIDENT & CEO JAWAD CHAUDHRY, EVP & CFO (201) 823-0700

BCB Bancorp, Inc. Earns $5.9 Million in First Quarter 2024;

Reports $0.32 EPS and

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., April 19, 2024 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $5.9 million for the first quarter of 2024, compared to $6.1 million in the fourth quarter of 2023, and $8.1 million for the first quarter of 2023. Earnings per diluted share for the first quarter of 2024 were $0.32, compared to $0.35 in the preceding quarter and $0.46 in the first quarter of 2023.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on May 17, 2024 to common shareholders of record on May 3, 2024.

“The macroeconomic environment remains challenging with the banking industry likely to experience higher interest rates for longer than expected and a possible softening of credit quality trends that could impact the balance sheets and profitability of community banks,” stated Michael Shriner, President and Chief Executive Officer.

“At BCB Community Bank, we remain focused on strengthening our balance sheet by continually solidifying our liquidity and capital positions while also ensuring that the Bank maintains a profitable profile and is well-positioned to navigate through a difficult economic environment over the next few quarters,” said Mr. Shriner.

Executive Summary

•	Total deposits were $2.992 billion at March 31, 2024 compared to $2.979 billion at December 31, 2023.

•	Net interest margin was 2.50 percent for the first quarter of 2024, compared to 2.57 percent for the fourth quarter of 2023, and 3.15 percent for the first quarter of 2023.

•

Total yield on interest-earning assets was 5.33 percent for the first quarter of 2024, unchanged compared to the fourth quarter of 2023, and an increase of 47 basis points over the yield of 4.86 percent for the first quarter of 2023.

•

Total cost of interest-bearing liabilities increased 9 basis points to 3.54 percent for the first quarter of 2024, compared to 3.45 percent for the fourth quarter of 2023, and increased 130 basis points from 2.24 percent for the first quarter of 2023.

•	The efficiency ratio for the first quarter was 58.8 percent compared to 61.0 percent in the prior quarter, and 53.7 percent in the first quarter of 2023.

•	The annualized return on average assets ratio for the first quarter was 0.61 percent, compared to 0.63 percent in the prior quarter, and 0.90 percent in the first quarter of 2023.

•	The annualized return on average equity ratio for the first quarter was 7.46 percent, compared to 7.91 percent in the prior quarter, and 11.05 percent in the first quarter of 2023.

•

The provision for credit losses was $2.1 million in the first quarter of 2024 compared to $1.9 million for the fourth quarter of 2023. In the first quarter of 2023 the Bank recorded a provision of $622 thousand.

•

The allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 155.4 percent at March 31, 2024 compared to 178.9 percent for the prior quarter-end and 571.0 percent at March 31, 2023. Total non-accrual loans were $22.2 million at March 31, 2024, $18.8 million at December 31, 2023 and $5.1 million at March 31, 2023.

•

Total loans receivable, net of the allowance for credit losses, of $3.227 billion at March 31, 2024, decreased 1.6 percent from $3.280 billion at December 31, 2023, and decreased 0.2 percent, from $3.232 billion at March 31, 2023.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

Balance Sheet Review

Total assets increased by $16.8 million, or 0.4 percent, to $3.849 billion at March 31, 2024, from $3.832 billion at December 31, 2023. The increase in total assets was mainly related to the cash received from the amortization of loans and an increase in deposits.

Total cash and cash equivalents increased by $72.9 million, or 26.1 percent, to $352.4 million at March 31, 2024, from $279.5 million at December 31, 2023. The increase was primarily due to an increase in deposits.

Loans receivable, net, decreased by $52.8 million, or 1.6 percent, to $3.227 billion at March 31, 2024, from $3.280 billion at December 31, 2023. Total loan decreases during the period included decreases of $58.1 million in commercial real estate and multi-family loans, construction loans, 1-4 family residential loans, home equity loans and consumer loans. Offsetting this was an increase in commercial business loans of $5.9 million. The allowance for credit losses increased $955 thousand to $34.6 million, or 155.4 percent of non-accruing loans and 1.06 percent of gross loans, at March 31, 2024, as compared to an allowance for credit losses of $33.6 million, or 178.9 percent of non-accruing loans and 1.01 percent of gross loans, at December 31 2023.

Total investment securities decreased by $673 thousand, or 0.7 percent, to $96.2 million at March 31, 2024, from $96.9 million at December 31, 2023, representing unrealized losses, purchases, calls, maturities and repayments.

Deposits increased by $12.6 million, or 0.4 percent, to $2.992 billion at March 31, 2024, from $2.979 billion at December 31, 2023. Certificates of deposits increased $51.7 million, and were offset by interest bearing demand, savings and club accounts, money market accounts and non-interest-bearing accounts which declined by $39.1 million.

Debt obligations increased by $138 thousand to $510.6 million at March 31, 2024 from $510.4 million at December 31, 2023. The weighted average interest rate of FHLB advances was 4.21 percent at March 31, 2024 and 4.21 percent at December 31, 2023. The weighted average maturity of FHLB advances as of March 31, 2024 was 1.68 years. The interest rate of our subordinated debt balances was 8.29 percent at March 31, 2024 and 8.36 percent at December 31, 2023.

Stockholders’ equity increased by $6.1 million, or 1.9 percent, to $320.1 million at March 31, 2024, from $314.1 million at December 31, 2023. The increase was attributable to the increase in retained earnings of $2.7 million, or 2.0 percent, to $138.6 million at March 31, 2024 from $135.9 million at December 31, 2023, and an increase in additional paid in capital preferred stock of $2.7 million, or 10.7% to $27.7 million at March 31, 2024, from $25.0 million at December 31, 2023, due to the Company’s previously announced issuance of shares of its Series J Noncumulative Perpetual Preferred Stock resulting in gross proceeds to the Company of $2.7 million.

First Quarter 2024 Income Statement Review

Net income was $5.9 million for the first quarter ended March 31, 2024 and $8.1 million for the first quarter ended March 31, 2023. The decline was primarily driven by lower net interest income, higher credit loss provisioning and higher non-interest expenses, which were partially offset by an increase in non-interest income for the first quarter of 2024 as compared with the first quarter of 2023.

Net interest income decreased by $4.3 million, or 15.8 percent, to $23.1 million for the first quarter of 2024, from $27.5 million for the first quarter of 2023. The decrease in net interest income resulted from higher interest expense which was partially offset by higher interest income.

Interest income increased by $6.9 million, or 16.4 percent, to $49.3 million for the first quarter of 2024 from $42.4 million for the first quarter of 2023. The average balance of interest-earning assets increased $216.1 million, or 6.2 percent, to $3.699 billion for the first quarter of 2024 from $3.483 billion for the first quarter of 2023, while the average yield increased 47 basis points to 5.33 percent for the first quarter of 2024 from 4.86 percent for the first quarter of 2023.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

Interest expense increased by $11.3 million to $26.1 million for the first quarter of 2024 from $14.9 million for the first quarter of 2023. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 130 basis points to 3.54 percent for the first quarter of 2024 from 2.24 percent for the first quarter of 2023, while the average balance of interest-bearing liabilities increased by $296.5 million to $2.957 billion for the first quarter of 2024 from $2.661 billion for the first quarter of 2023.

The net interest margin was 2.50 percent for the first quarter of 2024 compared to 3.15 percent for the first quarter of 2023. The decrease in the net interest margin compared to the first quarter of 2023 was the result of the increase in the cost of interest-bearing liabilities partially offset by the increase in the yield on interest-earning assets.

During the first quarter of 2024, the Company recognized $1.1 million in net charge-offs compared to a $52 thousand net recoveries in the first quarter of 2023. The Bank had non-accrual loans totaling $22.2 million, or 0.68 percent of gross loans, at March 31, 2024 as compared to $18.8 million, or 0.57 percent of gross loans, at December 31, 2023. The allowance for credit losses on loans was $34.6 million, or 1.06 percent of gross loans, at March 31, 2024, and $33.6 million, or 1.01 percent of gross loans, at December 31, 2023. The provision for credit losses was $2.1 million for the first quarter of 2024 compared to $1.9 million for the fourth quarter of 2023. Management believes that the allowance for credit losses on loans was adequate at March 31, 2024 and December 31, 2023.

Non-interest income increased by $3.8 million to $2.1 million for the first quarter of 2024 from a net loss of $1.7 million in the first quarter of 2023. The increase in total non-interest income was mainly related to an increase in gains on equity securities of $3.4 million and an increase in BOLI income of $254 thousand.

Non-interest expense increased by $984 thousand, or 7.1 percent, to $14.8 million for the first quarter of 2024 from $13.9 million for the first quarter of 2023. The increase in these expenses for the first quarter of 2024 was primarily driven by higher regulatory assessment charges, and the increase in other expenses related to higher off-balance sheet reserves, in the first quarter of 2024 when compared with the first quarter of 2023.

The income tax provision decreased by $765 thousand, or 23.7 percent, to $2.5 million for the first quarter of 2024 from $3.2 million for the first quarter of 2023. The consolidated effective tax rate was 29.6 percent for the first quarter of 2024 compared to 28.5 percent for the first quarter of 2023.

Asset Quality

During the first quarter of 2024, the Company recognized $1.1 million in net charge offs, compared to a net $52 thousand in recoveries for the first quarter of 2023.

The Bank had non-accrual loans totaling $22.2 million, or 0.68 percent of gross loans, at March 31, 2024, as compared to $5.1 million, or 0.16 percent of gross loans, at March 31, 2023. The allowance for credit losses was $34.6 million, or 1.06 percent of gross loans, at March 31, 2024, and $28.9 million, or 0.89 percent of gross loans, at March 31, 2023. The allowance for credit losses was 155.4 percent of non-accrual loans at March 31, 2024, and 571.0 percent of non-accrual loans at March 31, 2023.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-four branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity and capital in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: the global impact of the military conflicts in the Ukraine and the Middle East; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

	Statements of Income - Three Months Ended,
	March 31, 2024	December 31, 2023	March 31, 2023	Mar 31, 2024 vs. Dec 31, 2023	Mar 31, 2024 vs. Mar 31, 2023
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$43,722	$43,893	$38,889	-0.4%	12.4%
Mortgage-backed securities	305	293	186	4.1%	64.0%
Other investment securities	975	991	1,120	-1.6%	-12.9%
FHLB stock and other interest-earning assets	4,283	4,527	2,157	-5.4%	98.6%

Total interest and dividend income	49,285	49,704	42,352	-0.8%	16.4%

Interest expense:
Deposits:
Demand	5,257	5,015	3,154	4.8%	66.7%
Savings and club	166	177	118	-6.2%	40.7%
Certificates of deposit	14,983	13,308	6,453	12.6%	132.2%

	20,406	18,500	9,725	10.3%	109.8%
Borrowings	5,736	7,282	5,156	-21.2%	11.2%

Total interest expense	26,142	25,782	14,881	1.4%	75.7%

Net interest income	23,143	23,922	27,471	-3.3%	-15.8%
Provision for credit losses	2,088	1,927	622	8.4%	235.7%

Net interest income after provision for credit losses	21,055	21,995	26,849	-4.3%	-21.6%

Non-interest income (loss):
Fees and service charges	1,215	1,445	1,098	-15.9%	10.7%
Gain on sales of loans	45	11	6	309.1%	650.0%
Gain on sale of other real estate owned	—	77	—	-100.0%	—
Realized and unrealized gain (loss) on equity investments	130	1,029	(3,227)	-87.4%	-104.0%
BOLI income	675	597	421	13.1%	60.3%
Other	44	69	38	-36.2%	15.8%

Total non-interest income	2,109	3,228	(1,664)	-34.7%	-226.7%

Non-interest expense:
Salaries and employee benefits	6,981	7,974	7,618	-12.5%	-8.4%
Occupancy and equipment	2,644	2,606	2,552	1.5%	3.6%
Data processing and communications	1,853	1,721	1,665	7.7%	11.3%
Professional fees	595	987	566	-39.7%	5.1%
Director fees	277	274	265	1.1%	4.5%
Regulatory assessment fees	1,142	1,142	536	0.0%	113.1%
Advertising and promotions	216	403	278	-46.4%	-22.3%
Other real estate owned, net	—	4	1	-100.0%	-100.0%
Other	1,130	1,457	373	-22.4%	202.9%

Total non-interest expense	14,838	16,568	13,854	-10.4%	7.1%

Income before income tax provision	8,326	8,655	11,331	-3.8%	-26.5%
Income tax provision	2,460	2,593	3,225	-5.1%	-23.7%

Net Income	5,866	6,062	8,106	-3.2%	-27.6%
Preferred stock dividends	434	182	173	138.5%	150.5%

Net Income available to common stockholders	$5,432	$5,880	$7,933	-7.6%	-31.5%

Net Income per common
Basic	$0.32	$0.35	$0.47	-7.9%	-31.5%

Diluted	$0.32	$0.35	$0.46	-7.9%	-30.4%

Weighted average number of common shares outstanding
Basic	16,930	16,876	16,949	0.3%	-0.1%

Diluted	16,939	16,884	17,208	0.3%	-1.6%

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

Statements of Financial Condition	March 31, 2024	December 31, 2023	March 31, 2023	March 31, 2024 vs. December 31, 2023	March 31, 2024 vs. March 31, 2023
ASSETS	(In Thousands, Unaudited)
Cash and amounts due from depository institutions	$11,795	$16,597	$13,213	-28.9%	-10.7%
Interest-earning deposits	340,653	262,926	247,862	29.6%	37.4%

Total cash and cash equivalents	352,448	279,523	261,075	26.1%	35.0%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	86,966	87,769	86,988	-0.9%	0.0%
Equity investments	9,223	9,093	14,458	1.4%	-36.2%
Loans held for sale	—	1,287	—	-100.0%	—
Loans receivable, net of allowance for credit losses of $34,563, $33,608 and $28,882, respectively	3,226,877	3,279,708	3,231,864	-1.6%	-0.2%
Federal Home Loan Bank of New York stock, at cost	24,917	24,917	26,875	0.0%	-7.3%
Premises and equipment, net	12,744	13,057	10,106	-2.4%	26.1%
Accrued interest receivable	17,442	16,072	14,717	8.5%	18.5%
Other real estate owned	—	—	75	—	-100.0%
Deferred income taxes	17,555	18,213	15,178	-3.6%	15.7%
Goodwill and other intangibles	5,253	5,253	5,359	0.0%	-2.0%
Operating lease right-of-use asset	12,186	12,935	15,111	-5.8%	-19.4%
Bank-owned life insurance (“BOLI”)	74,081	73,407	72,077	0.9%	2.8%
Other assets	8,768	10,428	8,438	-15.9%	3.9%

Total Assets	$3,849,195	$3,832,397	$3,763,056	0.4%	2.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$531,112	$536,264	$604,935	-1.0%	-12.2%
Interest bearing deposits	2,460,547	2,442,816	2,262,274	0.7%	8.8%

Total deposits	2,991,659	2,979,080	2,867,209	0.4%	4.3%
FHLB advances	472,949	472,811	532,399	0.0%	-11.2%
Subordinated debentures	37,624	37,624	37,566	0.0%	0.2%
Operating lease liability	12,579	13,315	15,436	-5.5%	-18.5%
Other liabilities	14,253	15,512	12,828	-8.1%	11.1%

Total Liabilities	3,529,064	3,518,342	3,465,438	0.3%	1.8%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	27,733	25,043	21,003	10.7%	32.0%
Common stock: no par value, 40,000 shares authorized	—	—	—	0.0%	0.0%
Additional paid-in capital common stock	199,726	198,923	197,197	0.4%	1.3%
Retained earnings	138,643	135,927	123,121	2.0%	12.6%
Accumulated other comprehensive loss	(7,624)	(7,491)	(6,613)	1.8%	15.3%
Treasury stock, at cost	(38,347)	(38,347)	(37,090)	0.0%	3.4%

Total Stockholders’ Equity	320,131	314,055	297,618	1.9%	7.6%

Total Liabilities and Stockholders’ Equity	$3,849,195	$3,832,397	$3,763,056	0.4%	2.3%

Outstanding common shares	16,957	16,904	16,884

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

	Three Months Ended March 31,
	2024			2023
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,299,938	$43,722	5.30%	$3,165,678	$38,889	4.91%
Investment Securities	96,226	1,280	5.32%	108,869	1,306	4.80%
FHLB stock and other interest-earning assets	303,291	4,283	5.65%	208,842	2,157	4.13%

Total Interest-earning assets	3,699,455	49,285	5.33%	3,483,390	42,352	4.86%

Non-interest-earning assets	125,480			116,769
Total assets	$3,824,935			$3,600,159

Interest-bearing liabilities:
Interest-bearing demand accounts	$560,190	$2,230	1.59%	$713,788	$1,789	1.00%
Money market accounts	369,096	3,027	3.28%	314,427	1,365	1.74%
Savings accounts	277,731	166	0.24%	322,760	118	0.15%
Certificates of Deposit	1,239,807	14,983	4.83%	848,447	6,453	3.04%

Total interest-bearing deposits	2,446,824	20,406	3.34%	2,199,422	9,725	1.77%
Borrowed funds	510,503	5,736	4.49%	461,415	5,156	4.47%

Total interest-bearing liabilities	2,957,327	26,142	3.54%	2,660,837	14,881	2.24%

Non-interest-bearing liabilities	552,959			645,883

Total liabilities	3,510,286			3,306,720
Stockholders’ equity	314,649			293,439

Total liabilities and stockholders’ equity	$3,824,935			$3,600,159

Net interest income		$23,143			$27,471

Net interest rate spread(1)			1.79%			2.63%

Net interest margin(2)			2.50%			3.15%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

	Financial Condition data by quarter
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands, except book values)
Total assets	$3,849,195	$3,832,397	$3,812,120	$3,872,853	$3,763,056
Cash and cash equivalents	352,448	279,523	251,916	273,212	261,075
Securities	96,189	96,862	94,444	100,473	101,446
Loans receivable, net	3,226,877	3,279,708	3,285,727	3,319,721	3,231,864
Deposits	2,991,659	2,979,080	2,819,556	2,885,721	2,867,209
Borrowings	510,573	510,435	660,298	660,160	569,965
Stockholders’ equity	320,131	314,055	303,636	299,623	297,618
Book value per common share[1]	$17.24	$17.10	$16.79	$16.60	$16.38
Tangible book value per common share[2]	$16.93	$16.79	$16.48	$16.28	$16.07

	Operating data by quarter
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands, except for per share amounts)
Net interest income	$23,143	$23,922	$25,680	$26,989	$27,471
Provision (benefit) for credit losses	2,088	1,927	2,205	1,350	622
Non-interest income (loss)	2,109	3,228	1,406	1,118	(1,664)
Non-interest expense	14,838	16,568	15,463	14,706	13,854
Income tax expense	2,460	2,593	2,707	3,447	3,225

Net income	$5,866	$6,062	$6,711	$8,604	$8,106

Net income per diluted share	$0.32	$0.35	$0.39	$0.50	$0.46

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Return on average assets	0.61%	0.63%	0.70%	0.90%	0.90%
Return on average stockholders’ equity	7.46%	7.91%	8.92%	11.57%	11.05%
Net interest margin	2.50%	2.57%	2.78%	2.92%	3.15%
Stockholders’ equity to total assets	8.32%	8.19%	7.97%	7.74%	7.91%
Efficiency Ratio[4]	58.76%	61.02%	57.09%	52.32%	53.68%

	Asset Quality Ratios
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands, except for ratio %)
Non-Accrual Loans	$22,241	$18,783	$7,931	$5,696	$5,058
Non-Accrual Loans as a % of Total Loans	0.68%	0.57%	0.24%	0.17%	0.16%
ACL as % of Non-Accrual Loans	155.4%	178.9%	402.4%	530.3%	571.0%
Individually Analyzed Loans	65,731	54,019	35,868	28,250	17,585
Classified Loans	97,739	85,727	42,807	28,250	17,585

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

	Recorded Investment in Loans Receivable by quarter
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands)
Residential one-to-four family	$244,762	$248,295	$251,845	$250,345	$246,683
Commercial and multi-family	2,392,970	2,434,115	2,444,887	2,490,883	2,466,932
Construction	180,975	192,816	185,202	179,156	162,553
Commercial business	378,073	372,202	370,512	368,948	327,598
Home equity	65,518	66,331	66,046	61,595	58,822
Consumer	2,847	3,643	3,647	3,994	3,383

	$3,265,145	$3,317,402	$3,322,139	$3,354,921	$3,265,971
Less:
Deferred loan fees, net	(3,705)	(4,086)	(4,498)	(4,995)	(5,225)
Allowance for credit losses	(34,563)	(33,608)	(31,914)	(30,205)	(28,882)

Total loans, net	$3,226,877	$3,279,708	$3,285,727	$3,319,721	$3,231,864

	Non-Accruing Loans in Portfolio by quarter
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands)
Residential one-to-four family	$429	$270	$178	$178	$237
Commercial and multi-family	12,627	8,684	3,267	—	340
Construction	3,225	4,292	2,886	4,145	3,217
Commercial business	5,916	5,491	1,600	1,373	1,264
Home equity	44	46	—	—	—

Total:	$22,241	$18,783	$7,931	$5,696	$5,058

	Distribution of Deposits by quarter
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands)
Demand:
Non-Interest Bearing	$531,112	$536,264	$523,912	$620,509	$604,935
Interest Bearing	552,295	564,912	574,577	714,420	686,576
Money Market	361,791	370,934	348,732	328,543	361,558

Sub-total:	$1,445,198	$1,472,110	$1,447,221	$1,663,472	$1,653,069
Savings and Club	272,051	284,273	293,962	307,435	319,131
Certificates of Deposit	1,274,410	1,222,697	1,078,373	914,814	895,009

Total Deposits:	$2,991,659	$2,979,080	$2,819,556	$2,885,721	$2,867,209

BCBP Reports First Quarter 2024 Earnings

April 19, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$320,131	$314,055	$303,636	$299,623	$297,618
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	27,733	25,043	20,783	21,003	21,003

Total tangible common stockholders’ equity	287,145	283,759	277,601	273,368	271,363
Shares common shares outstanding	16,957	16,904	16,848	16,788	16,884
Book value per common share	$17.24	$17.10	$16.79	$16.60	$16.38

Tangible book value per common share	$16.93	$16.79	$16.48	$16.28	$16.07

	Efficiency Ratios
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
	(In thousands, except for ratio %)
Net interest income	$23,143	$23,922	$25,680	$26,989	$27,471
Non-interest income (loss)	2,109	3,228	1,406	1,118	(1,664)

Total income	25,252	27,150	27,086	28,107	25,807
Non-interest expense	14,838	16,568	15,463	14,706	13,854

Efficiency Ratio	58.76%	61.02%	57.09%	52.32%	53.68%